Exhibit 99.3

Empire Financial Holding Company Announces Revenue and Net Income Guidance for 2006 and 2007

LONGWOOD, Fla., November 14, 2006 /PR Newswire-First Call/ -- Empire Financial Holding Company (Amex: EFH - News), a full service brokerage and investment banking firm serving retail and institutional clients, said today it expects a net loss of approximately ($0.03) per basic and diluted share on approximately 7.5 million basic and diluted shares outstanding and revenues of approximately $33 million for full-year 2006. The Company also said it expects to achieve earnings of approximately $0.40 per diluted share on approximately 12.7 million diluted shares outstanding and revenues of approximately $72 million for full-year 2007.

About Empire Financial Holding Company

Empire Financial Holding Company, through its wholly owned subsidiaries, Empire Financial Group, Inc., and Jesup & Lamont Securities Corporation provides full-service retail brokerage services through its networks of independently owned and independently operated offices and its own employee brokers. Through its market-making and trading division, the Company offers securities order execution services for unaffiliated broker dealers and makes markets in domestic and international securities. Empire Financial also provides Investment Banking services for clients as well as turn-key fee based investment advisory and registered advisor custodial services through its wholly owned subsidiary, Empire Investment Advisors, Inc.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors, including those identified in the Risk Factors set forth in Empire’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and all periodic reports filed subsequent thereto, that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations , as of the date hereof, and these may change based on future facts or further analysis, but Empire disclaims any obligation to revise, amend or give notice of that these statements should no longer be relied upon. Empire’s plans and objectives are based, in part, on assumptions involving the continued expansion of its business and current expectations as to the levels of stock market activity, which are inherently difficult to predict. Assumptions relating to the foregoing also involve judgments with respect to, among other things, future economic, competitive and market conditions, Empire’s ability to retain its brokers and other sales personnel, most of whom are not subject to employment contracts, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Empire. Empire’s earnings are highly dependent on the level of its revenues. Although Empire believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and any such inaccuracy could result in the related forward looking statement being materially false. In light of the significant uncertainties inherent in the forward-looking statements included herein the inclusion of such information should not be regarded as a representation by Empire or any other person that the objectives and plans of Empire will be achieved.

Source: Empire Financial Holding Company

Donald A. Wojnowski Jr.

President

Empire Financial Holding Company

2170 West SR 434, Suite 100

Longwood, Fl 32779

Office: 407 551 1841

Fax:	407 830 5078

dwojnowski@empirenow.com